Exhibit 10.15

Dominion Midstream GP, LLC

Non-Employee Directors’ Annual Compensation

As of December 31, 2014

Annual Retainer	Amount
Service as Director	$125,000 ($60,000 cash; $65,000 restricted stock1)
Service as Audit or Conflicts Committee Chair	$15,000

1	Upon commencement of service, non-employee directors received pro-rated annual cash and committee chair retainers reflecting the period of time remaining in the initial year of service. Each non-employee director also received a pro-rated annual equity retainer reflecting the period of time remaining in the initial year of service, which was not subject to a one-year restriction.